EXHIBIT 99.1

--------------------------------------------------------------------------------
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE
ENGlobal Corporation


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


                 ENGLOBAL CORPORATION ANNOUNCES YEAR END RESULTS

HOUSTON, TX, MARCH 15, 2007 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering and systems services, today reported a net loss of $3.5 million, or $(0.13) per diluted share, for the year ended December 31, 2006, primarily resulting from charges relating to previously announced cost overruns on two domestic fixed price EPC projects.

Fiscal 2006 Highlights Compared to Fiscal 2005:

     o    Revenue increased 30% to $303.1 million from $233.5 million
     o 94.5% of year-over-year revenue increase attributable to organic or non-acquisition growth
     o    Record backlog of $192 million, up 13%, compared to $170 million
     o Bi-weekly billable hours averaged 140,069 hours, up 34%, compared to 104,846 hours

The following table illustrates the composition of the Company's revenue for the fiscal years ended December 31, 2006 and 2005, respectively:

                                       Year Ended              Year Ended
   (Dollars in millions)            December 31, 2006      December 31, 2005
                                   --------------------   --------------------
                                   Revenue   % of Total   Revenue   % of Total
                                              Revenue                Revenue
                                   -------    -------     -------    -------

1.  Detail-design                   $120.7      39.8%      $ 92.9      39.8%
2.  Field services                   107.2      35.4%        56.2      24.1%
3.  Procurement and construction      19.3       6.4%        59.5      25.5%
4.  Design-build fixed price          31.0      10.2%        10.8       4.6%
5.  Systems                           24.9       8.2%        14.1       6.0%
                                    ------    -------      ------    -------
                                    $303.1    100.00%      $233.5    100.00%
                                    ======    =======      ======    =======

In 2006, total gross profit was $26.3 million, or 8.7% of total revenue, representing a decrease of approximately 7%, or $2.0 million in gross profit year-over-year, primarily due to losses on two EPC fixed-price contracts discussed above. Excluding the recorded losses on the two significant fixed-price EPC projects, total gross profit would have increased $11.7 million from $28.3 million in 2005 to $40.0 million in 2006, or an increase year-over-year of 41.3%. Revenue from procurement activities, including material, equipment and subcontractor activities, decreased 67.6% to $19.5 million in 2006 from $59.7 million in 2005. This significant decrease is primarily related to three projects, with most of the associated performance occurring during 2005.

                                    ~ more ~
--------------------------------------------------------------------------------

        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

ENGlobal Corporation Press Release
March 15, 2007
Page 2



Backlog at December 31, 2006 was $192 million, a record high for the Company, and a 13% increase from $170 million at December 31, 2005. Approximately two-thirds of the Company's revenue is generated through its in-plant staffing and alliance relationships, which are usually long-term contracts and are not typically limited to one project.

During 2006, ENGlobal averaged 140,069 billable hours per two-week period in 2006, a 34% increase, compared to 104,846 billable hours in the same period in 2005. The Company reached a record 162,715 billable hours in a two-week period in 2006, a 30% increase, compared to a 2005 high of 125,300 billable hours. The Company has calculated its overall utilization percentage, net of overhead personnel, at approximately 90% since 2004.

Selling, general and administrative expenses increased $10.2 million, or 51.8%, from $19.7 million in 2005 to $29.9 million in 2006, primarily due to increases in salaries and burdens, facilities and office expenses, amortization expense and travel. Long-term debt on December 31, 2006, increased to $27.2 million as compared to $5.2 million December 31, 2005. Under the terms and conditions of the Company's revolving credit facility, as of December 31, 2006, ENGlobal has additional borrowing capacity of approximately $6.0 million after consideration of borrowing base limitations with no letters of credit outstanding at December 31, 2006.

Effective June 30, 2006, ENGlobal Corporation met the definition of "accelerated filer," as described by Rule 12b-2 of the Exchange Act. As an accelerated filer ENGlobal was required by the Sarbanes-Oxley Act of 2002 to include an assessment of its internal control over financial reporting ("SOX 404") for the year ended December 31, 2006. The Company has identified several material weaknesses in its assessment and has begun the implementation of related remediation initiatives to improve its control environment.

Michael L. Burrow, P.E., ENGlobal's President and Chief Executive Officer, said, "Our Company is now focused on a `back to basics' strategy, which will result in several changes going forward. We expect to forego significant external growth for the time being. Management believes it is more important to be effective in running the businesses we have, without the additional burden of integrating and running large acquired operations. The Company also does not anticipate forming new internal business initiatives as we have in the past, preferring to avoid the start-up overhead expenses associated with such ventures. This being said, ENGlobal expects to realize about 12.5% internal growth in 2007 due to strong project activity, which is consistent with our previously stated goal."

"The most important way to positively impact our 2007 results will be through our ongoing efforts to increase consolidated operating margins to the high single digits by year-end 2008, which is about double of our past results. Specifically, these efforts include: (1) restructuring our billing rates, (2) substantially reducing variable overhead costs and selling, general and administrative expenses where possible; (3) addressing several operations that have been consistent underperformers; and (4) performing more `high value' engineering work offshore. The very early signs for 2007 are encouraging, and management is optimistic that there will be progress made toward our operating margin goal this year."

ENGlobal Corporation Press Release
March 15, 2007
Page 3



The Company will host a conference call to discuss its fiscal year end results at 11:00 a.m. EDT (10:00 a.m. CDT) on March 15, 2007. To participate in the conference call, please dial (877) 407-0782 (Domestic) or (201) 689-8567 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Fiscal Year End 2006 Earnings Conference Call". If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Monday, March 27, 2007. The replay can be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286, Conference ID # 234066. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 will be filed with the Securities and Exchange Commission on March 16, 2007 reflecting these results.

About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering, automation systems, field inspection, and land management and regulatory services principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. The Company, with its subsidiaries, now employs over 2,200 employees in 17 offices and occupies over 400,000 square feet of office and manufacturing space. In 2004 and 2005, the Company was named the #1 fastest growing engineering firm in the United States and Canada by ZweigWhite and was ranked #2 in 2006 and 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses;
(2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including those detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

This press release includes certain non-generally accepted accounting principle ("non-GAAP") financial measures. The accompanying information provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Click here to join our email list:
http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

ENGlobal Corporation Press Release
March 15, 2007
Page 4



FINANCIAL HIGHLIGHTS
--------------------

Consolidated Statements of Income (in thousands, except per share data):

                                                              For the Year
                                                           Ended December 31,
                                                        -----------------------
                                                           2006          2005
                                                        ---------     ---------

Operating Revenue                                       $ 303,090     $ 233,585
                                                        ---------     ---------

Operating Expenses:
      Direct cost                                         276,828       205,312
      Selling, general and administrative                  29,883        19,689
                                                        ---------     ---------
           Total operating expenses                       306,711       225,001
                                                        ---------     ---------

           Operating income (loss)                         (3,621)        8,584

Other Income (Expense):
      Other income                                            633           116
      Interest income (expense), net                       (1,312)         (800)
                                                        ---------     ---------

Income (loss)  before Provision for Income Taxes           (4,300)        7,898

Provision for Income Taxes                                   (814)        3,116
                                                        ---------     ---------

Net Income (loss)                                       $  (3,486)    $   4,782
                                                        =========     =========

Net Income (loss) Per Common Share:
      Basic                                             $   (0.13)    $    0.20
      Diluted                                           $   (0.13)    $    0.19

Weighted Average Shares Used in Computing Net
      Income Per Share:
      Basic                                                26,538        24,300
      Diluted                                              26,538        25,250



                                       ###